Exhibit 99.1

To Our Shareholders,

We are pleased to report that 2024 continues to be on pace for another strong year for the Company. The second quarter of 2024 produced record revenues of $481,654,000, which were $36,448,000, or 8.2%, above the second quarter of 2023. The sales increase in the quarter was led by our Utility Segment, which was up 11.2%, and our Residential/Commercial (R/C) segment, which was up 4.9% compared to the second quarter of 2023. Revenue remained strong in the second quarter as we benefited from improving weather conditions and solid service line performance. Despite our strong revenue growth, we continue to experience cost pressures as income from operations was lower in the quarter at $46,478,000, compared to $49,451,000 for the second quarter 2023, a decrease of $2,973,000. Net income for the quarter was $29,720,000, down 7.2% from the second quarter of 2023.
Revenues of $886,463,000 in the first half of 2024 set another record and exceeded 2023 first half revenues by $69,923,000, or 8.6%. Our Utility segment and our R/C segment both contributed to this year-to-date revenue increase, being up 9.3% and 7.5% respectfully. The Utility segment delivered a strong revenue performance with year-to-date revenues of $495,196,000, up $42,296,000 over the prior year. This increase was driven by our Canadian Utility, Western Utility, Eastern Utility, and Utility Resource Group operations. The R/C segment delivered strong year-to-date revenues of $389,366,000, up $27,177,000 over 2023. All service lines in the R/C segment are up for the first half of 2024 led by the R/C Resource Group whose revenue increased 27.2% over the prior year. The solid growth from operations is a testament to the team’s dedication and management’s focus in the right areas of the business. For the first half of 2024, income from operations was $46,712,000, compared to $60,958,000 from the prior year. This decrease in profitability is primarily driven by weather related impacts to high margin services, limited special project work (i.e. storm and fire reclamation) as compared to 2023, increased administrative costs and continued inflationary cost pressures on key items such as equipment, materials and labor. Net income was $27,445,000, down from $38,039,000 in the first half of 2023. The management team is constantly focused on cost control and evaluating our pricing structure.
Our balance sheet remains strong, even with the elevated debt levels due to the planned investments we are making in the Davey SEED (Science, Employee Education and Development) Campus training facility, SAP S/4HANA® system conversion, and others. Based on these investments, we ended the second quarter of 2024 with higher debt than in 2023. Due to the increased debt, along with elevated interest rates, the Company’s interest expense for the first half of 2024 was $9,289,000 compared to $8,837,000 in 2023. As we continue to concentrate on working capital initiatives, our net cash provided by operating activities improved to $77,258,000 compared to $32,727,000 in the first half of 2023. The increase was mainly led by an improvement in our accounts receivable days sales outstanding. Thus, our focus on cash management and these key investments are a priority, along with maintaining a strong liquidity position for the Company.
Our independent stock valuation firm, Management Planning Inc., determined that our market price, effective June 30, 2024, increased to $22.80 from our year-end price of $22.20. We feel this 2.7% increase from our December 31, 2023, valuation is reasonable based on the reduction in our year-to-date 2024 profitability. It reflects a modest increase that is due to the hard work and dedication of our employees. Additionally, I am pleased to announce that at the July Board of Directors meeting the Board approved a dividend of $0.025 per share for the third quarter of 2024.

As we enter the second half of 2024, I want to express my gratitude to our employees for their hard work, dedication, and commitment. Our team members are the foundation of our company and the key to its success. The excellence demonstrated by our operations, administration, and field teams truly reflects our core values. We anticipate a productive remainder of the year, with some work ahead of us, and will remain focused on operational execution, profitability, and safety.

Thank you all for your continued support.

For additional information and news on the Company, please go to:
https://www.davey.com/shareholders

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Operating Statement Data:
Revenues	$481,654	$445,206	$886,463	$816,540
Costs and expenses:
Operating	300,306	274,421	581,085	523,490
Selling	81,511	76,275	151,487	144,498
General and administrative	37,370	32,449	75,861	63,886
Depreciation and amortization	17,371	14,550	33,779	28,544
Gain on sale of assets, net	(1,382)	(1,940)	(2,461)	(4,836)
Income from operations	46,478	49,451	46,712	60,958
Interest expense	(5,222)	(4,966)	(9,289)	(8,837)
Interest income	998	428	1,524	827
Other, net	(2,169)	(824)	(3,533)	(1,475)

Income before income taxes	40,085	44,089	35,414	51,473
Income taxes	10,365	12,046	7,969	13,434
Net income	$29,720	$32,043	$27,445	$38,039

Net income per share:
Basic	$.72	$.75	$.65	$.88
Diluted	$.68	$.72	$.63	$.84

Weighted average shares outstanding:
Basic	41,414	42,594	41,922	43,156
Diluted	43,388	44,762	43,846	45,263
Dividends per share	$.025	$.020	$.050	$.040

Balance Sheet Data:	June 29, 2024	December 31, 2023
Cash and accounts receivable	$387,970	$371,540
Current:
Assets	498,053	506,680
Liabilities	257,184	276,272
Net working capital	$240,869	$230,408
Long-term debt	$420,586	$367,855
Other long-term liabilities	307,886	295,779
Total equity	350,802	341,154
Total assets	$1,336,458	$1,281,060
Common shares, net outstanding	41,302	41,347

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2023, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.